Exhibit 99.1

NEWS RELEASE

BIO-key® International, Inc.

Reports Second Quarter 2014 Financial Results

First half 2014 Sales Growth of 44%, strong Q3 visibility

Wall, NJ, August 13, 2014 – BIO-key International, Inc. (OTCQB: BKYI), a leader in fingerprint biometric identification technologies, cloud-based mobile credentialing and identity verification solutions, today reported financial results for the second quarter of 2014, including strong visibility for Q3 2014.

Three Month Comparison

Total revenue for the three months ended June 30, 2014 was $402,788, compared to Q2’13 revenue of $422,257, a decrease of approximately 5%. Sales fell largely as a result of lower license sales and expected orders slipping out beyond Q2. “Despite disappointing Q2 sales, our pipeline continues to grow and our visibility of large opportunities continues to improve.” stated Michael DePasquale, BIO-key Chairman and CEO. “In Q1, we reiterated the variable nature of our business and the potential impact to individual quarterly results. Thus, it’s important to note that our sales for the first half of 2014 grew 44% year over year and our booked sales, thus far, for Q3’14 have already substantially exceeded total Q3’13 sales. Therefore we remain confident 2014 should represent a breakout year for BIO-key.”

Q2’14 gross margin decreased to 60% from 78% in Q2’13. Operating expenses for Q2’14 increased 58%, quarter over quarter, to $1,366,000 from approximately $867,000 in Q2’13. Net loss for Q2’14 was ($1,026,286), which increased from Q2’13 net loss of ($554,831). Q2’14 EPS was ($0.01) versus Q2’13 EPS of ($0.01). Mr. DePasquale continued “As planned, we invested in sales and marketing, hiring new sales executives and developing new marketing and lead generation programs to grow our pipeline. We hired or contracted engineering resources to support the multitude of new opportunities in our pipeline and we are starting to see the results of these investments and efforts.”

Six Month Comparison

Total revenue for the six months ended June 30, 2014 was $1,770,311, compared to the first half of 2013 revenue of $1,226,900, an increase of approximately 44%.

First half 2014 gross margin increased to 84% from 83% in first half 2013. Operating expenses for the first half 2014 increased 45%, year over year, to $2,710,000 from approximately $1,862,000 in the first half 2013. Net loss for the six months ended June 30, 2014 was ($1,325,500), which increased from the first half 2013 net loss of ($870,409). First half 2014 EPS was ($0.01) versus first half 2013 EPS of ($0.01)

Liquidity and Capital Resources

The Company reported cash, cash equivalents, and accounts receivables of $902,578 as of June 30, 2014, as compared to $1.9 million at March 31, 2014. Mr. DePasquale concluded, “With our pipeline growing so quickly, we are supporting more opportunities that we expect to turn into sales. We need to stay the course and will continue to manage our resources as efficiently as possible with higher sales in sight.”

Highlights from the second quarter included:

•	Announced collaboration agreement with Experian whereby BIO-key technology will provide fingerprint biometric authentication for Experian’s next generation fraud platform, Precise ID.
•	Closed initial partner contract with Caradigm, to provide fingerprint authentication for Paulding County Hospital.
•	Closed initial partner contract with HealthCast, providing fingerprint authentication for Rady’s Children’s Hospital which is part of the University of California, San Diego School of Medicine.
•	IBM Reseller – iLantis closed their first sales opportunity with White Wave Foods, a consumer food & beverage manufacturer (Land O’Lakes products etc.).
•	Received Purchase Orders from 7 Eye Care Clinics through partner Medflow, we now have 57 customers in this category.
•	Reached agreements with five top-tier IAM channel partner resellers.
•	Continued restructuring and investing in the sales and marketing departments, including the addition of two new sales account managers.
•	Grew the sales opportunity pipeline by over $10M.

2014 Third Quarter Outlook

For the Q3 ’14, the Company expects revenue between $800,000 and $1.2 million, representing growth of 100%-200% over Q3’13. Gross margin is expected to exceed 85%. The Company expects to generate operating income with incremental revenue above $1.5 million in sales. Further, the Company expects a modest backlog at the end of Q3 ’14. The twelve-month opportunity pipeline value was approximately $20 million at the beginning of the quarter and is currently approximately $30 million.

Conference Call and Webcast

In conjunction with this release, BIO-key has scheduled a conference call, which will be broadcast live over the Internet on Wednesday, August 13, 2014 at 10:00 a.m. Eastern Daylight Time. Participate live via phone by dialing 1-877-317-6789 (U.S.)
412-317-6789 (International) and asking for the BIO-key Call at least 10 minutes prior to the start time. A streaming audio replay of the webcast will be available shortly after the call on www.bio-key.com for a period of thirty days. You can also access the recorded call by dialing 1-877-344-7529 (U.S.) 412-317-0088 (International) and using access code 10050818

Investor & Media Contact:

BIO-key International, Inc.

Jay Meier, Vice President Corporate Development

Phone: 651-789-6116

eMail: Jay.meier@bio-key.com

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$517,759	$2,023,349
Accounts receivable, net of allowance for doubtful accounts of $20,526 at June 30, 2014 and December 31, 2013	384,819	284,025
Due from factor	21,127	2,449
Inventory	22,249	9,376
Prepaid expenses and other	74,191	73,482
Total current assets	1,020,145	2,392,681
Equipment and leasehold improvements, net	110,547	125,062
Deposits and other assets	8,712	8,712
Intangible assets—less accumulated amortization	168,147	174,950
Total non-current assets	287,406	308,724
TOTAL ASSETS	$1,307,551	$2,701,405

LIABILITIES
Accounts payable	$352,062	$540,912
Accrued liabilities	377,645	338,321
Deferred revenue	505,724	528,160
Total current liabilities	1,235,431	1,407,393
Warrant liabilities	307,219	243,077
TOTAL LIABILITIES	1,542,650	1,650,470

Commitments and contingencies

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock — authorized, 170,000,000 shares; issued and outstanding; 116,052,320 of $.0001 par value at June 30, 2014 and 115,842,315 as of December 31, 2013	11,605	11,584
Additional paid-in capital	55,949,368	55,909,923
Accumulated deficit	(56,196,072)	(54,870,572)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(235,099)	1,050,935
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,307,551	$2,701,405

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Revenues
Services	$281,711	$257,452	$530,942	$534,412
License fees and other	121,078	164,805	1,239,369	692,488
	402,789	422,257	1,770,311	1,226,900
Costs and other expenses
Cost of services	113,105	28,150	152,280	68,864
Cost of license fees and other	48,146	66,815	126,195	143,914
	161,251	94,965	278,475	212,778
Gross Profit	241,538	327,292	1,491,836	1,014,122

Operating Expenses
Selling, general and administrative	895,147	581,309	1,752,143	1,313,385
Research, development and engineering	470,888	286,166	957,545	548,975
	1,366,035	867,475	2,709,688	1,862,360
Operating loss	(1,124,497)	(540,183)	(1,217,852)	(848,238)
Other income (expenses)
Interest income (expense)	2	(14,648)	3	(22,171)
Gain (loss) on derivative liabilities	98,209	-	(106,739)	-
Income taxes	-	-	(912)	-
Total other income (expenses )	98,211	(14,648)	(107,648)	(22,171)
Net loss	$(1,026,286)	$(554,831)	$(1,325,500)	$(870,409)

Basic and Diluted Loss per Common Share	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Weighted Average Shares Outstanding:
Basic and diluted	116,003,664	87,182,348	115,940,414	84,339,612

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release and in other public statements by the Company and Company officers include or may contain certain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” and similar expressions generally identify forward-looking statements. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition between us and other companies in the biometric technology industry; market acceptance of biometric products generally and our products under development; delays in the development of products and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.